Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2018 Results

HOLLAND, Mich. (January 24, 2019) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the fourth quarter and full year of 2018, reflecting continued strong financial performance.

•	Net income of $7.0 million in fourth quarter 2018 versus $2.2 million in the fourth quarter 2017
•	Full year 2018 net income of $26.4 million versus $16.3 million in 2017 – up 62%
•	2018 earnings positively impacted by tax reform enacted at end of 2017
•	Pretax earnings increased by 32% and 20% for the fourth quarter and full year 2018 compared to the same periods in the prior year, reflecting healthy core earnings improvement
•	Continued trend of increased total revenue while holding expenses flat
o	Full year net interest income up $7.7 million, or 15%, over 2017
o	Full year non-interest expense up $641,000, or 1%, over 2017
•	Loan portfolio balances up by $85.3 million (6%), from a year ago
•	Core deposit balances up by $97.7 million (6%), from a year ago
•	Asset quality metrics remained strong

Macatawa reported net income of $7.0 million, or $0.21 per diluted share, in the fourth quarter 2018 compared to $2.2 million, or $0.06 per diluted share, in the fourth quarter 2017.  For the full year 2018, the Company reported net income of $26.4 million, or $0.78 per diluted share compared to $16.3 million, or $0.48 per diluted share, for the same period in 2017.  The fourth quarter and full year 2017 earnings were reduced by $2.5 million resulting from an increase in federal income tax expense necessary to revalue the Company’s net deferred tax assets at the end of the year as a result of tax reform enacted at the end of 2017.  Tax expense for 2018 was positively impacted by the reduction in the corporate tax rate from 35% to 21%.

“We are pleased to report strong operating performance for the fourth quarter and full year of 2018”, said Ronald L. Haan, President and CEO of the Company.  “Earnings improvement has been driven primarily by growth in net interest income.  This was the result of growth in balances of loans and improvement in net interest margin, supported by growth in core deposit funding.  Portfolio loans and core deposits each grew by 6% in 2018.  Net interest margin was up 21 basis points in the fourth quarter of 2018 compared to the fourth quarter of 2017.  At the same time, asset quality remained strong with low levels of past due loans and non-performing assets.  While we did have net loan charge-offs in 2018 after five consecutive years of net loan recoveries, net charge-offs remained at low levels.”

Mr. Haan concluded, “Our focus on profitable growth continues to deliver strong and consistent financial performance for our shareholders.  We remain committed to operating a well-disciplined company in order to produce these kinds of results again in the upcoming year and beyond.”

Macatawa Bank Corporation 4Q Results / page 2 of 5

Operating Results
Net interest income for the fourth quarter 2018 totaled $15.6 million, an increase of $466,000 from the third quarter 2018 and an increase of $2.1 million from the fourth quarter 2017.  Net interest margin was 3.46 percent, up 9 basis points from the third quarter 2018, and up 21 basis points from the fourth quarter 2017.

Average interest earning assets for the fourth quarter 2018 increased $6.6 million from the third quarter 2018 and were up $124.9 million from the fourth quarter 2017 primarily due to growth in portfolio loans.

Non-interest income decreased $94,000 in the fourth quarter 2018 compared to the third quarter 2018 and decreased $5,000 from the fourth quarter 2017.  In the fourth quarter 2018, the Bank determined it would sell a property it had held for several years as a potential branch location.  The Bank recorded a valuation writedown on this property in the fourth quarter 2018, accounting for most of the decrease in non-interest income from the third quarter 2018 and the fourth quarter 2017.  Gains on sales of mortgage loans continued its downward trend as overall mortgage volume has been down in recent quarters, due primarily to increased market rates as well as a shortage in housing inventory.  The Bank has also continued to experience a shift in more origination volume being held in portfolio as customers choose adjustable rate mortgage loans versus longer term fixed rate products.  The Bank holds adjustable rate mortgages in its porffolio and sells long-term fixed rate mortgages into the secondary market in order to appropriately manage the Bank’s interest rate risk. Gains on sales of mortgage loans in the fourth quarter 2018 were up $21,000 compared to the third quarter 2018 and down $10,000 from the fourth quarter 2017.  Other categories of non-interest income in the fourth quarter 2018 were relatively flat compared to the third quarter 2018 and the fourth quarter 2017.

Non-interest expense was $10.4 million for the fourth quarter 2018, compared to $11.2 million for the third quarter 2018 and $11.3 million for the fourth quarter 2017.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $95,000 compared to the third quarter 2018 and were down $175,000 compared to the fourth quarter 2017.  For the full year 2018, salaries and benefits were up $404,000 compared to 2017. Total salaries and benefits expense has remained at a consistent level over the past several quarters and full years due to efforts to prudently manage overall cost levels.

The largest fluctuation between periods in non-interest expense was in nonperforming asset expenses.  Net nonperforming asset expenses decreased $690,000 compared to the third quarter 2018 and decreased $787,000 compared to the fourth quarter 2017.  During the fourth quarter 2018, the Bank sold a property it had obtained upon default of a loan for a gain of $675,000.  This accounts for most of the variance between quarterly periods. For the full year, net nonperforming asset expenses were just $69,000 in 2018, compared to $65,000 in 2017.  Other categories of non-interest expense in the fourth quarter 2018 were relatively flat compared to the third quarter 2018 and the fourth quarter 2017.

For the full year, total revenue, including both net interest income and non-interest income, grew by $7.8 million compared to 2017 while non-interest expenses increased by $641,000.

Federal income tax expense was $1.7 million for the fourth quarter 2018 compared to $1.6 million for the third quarter 2018 and $4.5 million for the fourth quarter 2017.  Federal income tax expense for the fourth quarter 2017 included a $2.5 million expense to revalue the Company’s net deferred tax assets in response to the tax reform law enacted in December 2017.

Macatawa Bank Corporation 4Q Results / page 3 of 5

Asset Quality
Overall loan portfolio quality remained strong through 2018.  A provision for loan losses of $850,000 was recorded in the fourth quarter 2018, primarily as a result of net charge-offs of $776,000 for the quarter as well as loan portfolio growth.  The Bank had net loan recoveries in the third quarter 2018 of $108,000 and net loan recoveries of $166,000 in the fourth quarter 2017.  The Company has experienced net loan recoveries in fifteen of the past sixteen quarters and in the five consecutive full years through December 31, 2017.  While net recoveries changed to net charge-offs in 2018, the total for the whole year was $174,000, only 0.01 percent of total loans.  Total loans past due on payments by 30 days or more were negligible and amounted to $877,000 at December 31, 2018, down 12 percent from $995,000 at December 31, 2017.  Delinquency as a percentage of total loans was 0.06 percent at December 31, 2018, down from 0.08 percent at December 31, 2017.

The allowance for loan losses of $16.9 million was 1.20 percent of total loans at December 31, 2018, compared to 1.25 percent of total loans at September 30, 2018, and 1.26 percent at December 31, 2017.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 13-to-1 as of December 31, 2018.

At December 31, 2018, the Company's nonperforming loans were $1.3 million, representing 0.09 percent of total loans.  This compares to $123,000 (0.01 percent of total loans) at September 30, 2018 and $395,000 (0.03 percent of total loans) at December 31, 2017.  Other real estate owned and repossessed assets were $3.4 million at December 31, 2018, compared to $3.5 million at September 30, 2018 and $5.8 million at December 31, 2017. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $1.5 million, or 24 percent, from December 31, 2017 to December 31, 2018.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Dec 31, 2018	Sept 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017

Commercial Real Estate	$318	$121	$121	$121	$385
Commercial and Industrial	873	---	2	201	4
Total Commercial Loans	1,191	121	123	322	389
Residential Mortgage Loans	112	2	2	2	2
Consumer Loans	1	---	---	---	4
Total Non-Performing Loans	$1,304	$123	$125	$324	$395

Total non-performing assets were $4.7 million, or 0.24 percent of total assets, at December 31, 2018.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Dec 31, 2018	Sept 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017

Non-Performing Loans	$1,304	$123	$125	$324	$395
Other Repossessed Assets	---	---	---	---	11
Other Real Estate Owned	3,380	3,465	3,872	5,223	5,767
Total Non-Performing Assets	$4,684	$3,588	$3,997	$5,547	$6,173

Macatawa Bank Corporation 4Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.98 billion at December 31, 2018, an increase of $55.9 million from $1.92 billion at September 30, 2018 and an increase of $84.9 million from $1.89 billion at December 31, 2017.  Total loans were $1.41 billion at December 31, 2018, an increase of $61.0 million from $1.34 billion at September 30, 2018 and an increase of $85.3 million from $1.32 billion at December 31, 2017.

Commercial loans increased by $74.9 million from December 31, 2017 to December 31, 2018, while residential mortgage loans increased by $13.7 million and consumer loans decreased by $3.3 million.  Commercial real estate loans increased by $26.8 million while commercial and industrial loans increased by $48.1 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Dec 31, 2018	Sept 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017

Construction and Development	$99,867	$93,794	$85,193	$81,948	$92,241
Other Commercial Real Estate	468,840	459,146	461,808	447,922	449,694
Commercial Loans Secured by Real Estate	568,707	552,940	547,001	529,870	541,935
Commercial and Industrial	513,347	467,703	458,468	477,088	465,208
Total Commercial Loans	$1,082,054	$1,020,643	$1,005,469	$1,006,958	$1,007,143

Total deposits were $1.68 billion at December 31, 2018, up $59.0 million from $1.62 billion at September 30, 2018 and were up $97.7 million, or 6 percent, from $1.58 billion at December 31, 2017.  The increase in total deposits from December 31, 2017 was across most deposit types.  The increase in interest-bearing checking of $47.4 million was partially offset by a decrease of $5.1 million in non-interest checking.  The other categories of deposits each increased including money market deposits (up $19.6 million), savings (up $1.1 million) and certificates of deposit (up $34.7 million). The Bank continues to be successful at attracting and retaining core deposit customers.

The Bank's risk-based regulatory capital ratios at December 31, 2018 decreased slightly compared to September 30, 2018 and were up compared to December 31, 2017 due to asset growth and earnings growth.  All categories continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at December 31, 2018.

Macatawa Bank Corporation 4Q Results / page 5 of 5

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past seven consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to future levels of earnings and profitability.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, reduce future tax liabilities, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Twelve Months Ended December 31
	4th Qtr 2018	3rd Qtr 2018	4th Qtr 2017
EARNINGS SUMMARY				2018	2017
Total interest income	$18,496	$17,687	$15,159	$69,037	$57,676
Total interest expense	2,868	2,525	1,642	9,411	5,732
Net interest income	15,628	15,162	13,517	59,626	51,944
Provision for loan losses	850	-	-	450	(1,350)
Net interest income after provision for loan losses	14,778	15,162	13,517	59,176	53,294

NON-INTEREST INCOME
Deposit service charges	1,135	1,132	1,125	4,377	4,466
Net gains on mortgage loans	291	270	301	924	1,574
Trust fees	884	889	866	3,643	3,277
Other	2,095	2,208	2,118	8,559	8,102
Total non-interest income	4,405	4,499	4,410	17,503	17,419

NON-INTEREST EXPENSE
Salaries and benefits	6,265	6,360	6,440	25,207	24,803
Occupancy	948	939	926	3,931	3,864
Furniture and equipment	787	760	772	3,125	3,050
FDIC assessment	127	127	135	518	539
Problem asset costs, including losses and (gains)	(582)	108	205	69	65
Other	2,852	2,945	2,775	11,479	11,367
Total non-interest expense	10,397	11,239	11,253	44,329	43,688
Income before income tax	8,786	8,422	6,674	32,350	27,025
Income tax expense	1,743	1,570	4,480	5,971	10,733
Net income	$7,043	$6,852	$2,194	$26,379	$16,292

Basic earnings per common share	$0.21	$0.20	$0.06	$0.78	$0.48
Diluted earnings per common share	$0.21	$0.20	$0.06	$0.78	$0.48
Return on average assets	1.47%	1.43%	0.49%	1.40%	0.93%
Return on average equity	15.12%	15.12%	5.03%	14.69%	9.60%
Net interest margin (fully taxable equivalent)	3.46%	3.37%	3.25%	3.38%	3.24%
Efficiency ratio	51.90%	57.16%	62.77%	57.47%	62.98%

BALANCE SHEET DATA Assets	December 31 2018	September 30 2018	December 31 2017
Cash and due from banks	$40,526	$30,837	$34,945
Federal funds sold and other short-term investments	130,758	152,339	126,522
Debt securities available for sale	226,986	218,615	219,250
Debt securities held to maturity	70,334	71,688	85,827
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	415	-	1,208
Total loans	1,405,658	1,344,683	1,320,309
Less allowance for loan loss	16,876	16,803	16,600
Net loans	1,388,782	1,327,880	1,303,709
Premises and equipment, net	44,862	45,631	46,629
Bank-owned life insurance	41,185	40,996	40,243
Other real estate owned	3,380	3,465	5,767
Other assets	16,338	16,264	14,574

Total Assets	$1,975,124	$1,919,273	$1,890,232

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$485,530	$500,680	$490,583
Interest-bearing deposits	1,191,209	1,117,063	1,088,427
Total deposits	1,676,739	1,617,743	1,579,010
Other borrowed funds	60,000	70,000	92,118
Long-term debt	41,238	41,238	41,238
Other liabilities	6,294	6,316	4,880
Total Liabilities	1,784,271	1,735,297	1,717,246

Shareholders' equity	190,853	183,976	172,986

Total Liabilities and Shareholders' Equity	$1,975,124	$1,919,273	$1,890,232

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2018	3rd Qtr 2018	2nd Qtr 2018	1st Qtr 2018	4th Qtr 2017	2018	2017
EARNINGS SUMMARY
Net interest income	$15,628	$15,162	$14,653	$14,182	$13,517	$59,626	$51,944
Provision for loan losses	850	-	(300)	(100)	-	450	(1,350)
Total non-interest income	4,405	4,499	4,468	4,132	4,410	17,503	17,419
Total non-interest expense	10,397	11,239	11,259	11,434	11,253	44,329	43,688
Federal income tax expense	1,743	1,570	1,434	1,225	4,480	5,971	10,733
Net income	$7,043	$6,852	$6,728	$5,755	$2,194	$26,379	$16,292

Basic earnings per common share	$0.21	$0.20	$0.20	$0.17	$0.06	$0.78	$0.48
Diluted earnings per common share	$0.21	$0.20	$0.20	$0.17	$0.06	$0.78	$0.48

MARKET DATA
Book value per common share	$5.61	$5.41	$5.28	$5.16	$5.10	$5.61	$5.10
Tangible book value per common share	$5.61	$5.41	$5.28	$5.16	$5.10	$5.61	$5.10
Market value per common share	$9.62	$11.71	$12.14	$10.27	$10.00	$9.62	$10.00
Average basic common shares	34,031,454	34,014,319	34,016,679	34,010,396	33,958,992	34,018,259	33,946,520
Average diluted common shares	34,031,454	34,014,319	34,016,679	34,011,592	33,965,344	34,018,554	33,952,872
Period end common shares	34,045,411	34,014,319	34,014,319	34,017,525	33,972,977	34,045,411	33,972,977

PERFORMANCE RATIOS
Return on average assets	1.47%	1.43%	1.44%	1.25%	0.49%	1.40%	0.93%
Return on average equity	15.12%	15.12%	15.23%	13.24%	5.03%	14.69%	9.60%
Net interest margin (fully taxable equivalent)	3.46%	3.37%	3.37%	3.34%	3.25%	3.38%	3.24%
Efficiency ratio	51.90%	57.16%	58.88%	62.43%	62.77%	57.47%	62.98%
Full-time equivalent employees (period end)	334	332	339	332	340	334	340

ASSET QUALITY
Gross charge-offs	$1,179	$30	$30	$97	$45	$1,335	$266
Net charge-offs/(recoveries)	$776	$(108)	$(320)	$(175)	$(166)	$174	$(988)
Net charge-offs to average loans (annualized)	0.23%	-0.03%	-0.10%	-0.05%	-0.05%	0.01%	-0.08%
Nonperforming loans	$1,304	$123	$125	$324	$395	$1,304	$395
Other real estate and repossessed assets	$3,380	$3,465	$3,872	$5,223	$5,778	$3,380	$5,778
Nonperforming loans to total loans	0.09%	0.01%	0.01%	0.02%	0.03%	0.09%	0.03%
Nonperforming assets to total assets	0.24%	0.19%	0.21%	0.30%	0.33%	0.24%	0.33%
Allowance for loan losses	$16,876	$16,803	$16,695	$16,675	$16,600	$16,876	$16,600
Allowance for loan losses to total loans	1.20%	1.25%	1.26%	1.26%	1.26%	1.20%	1.26%
Allowance for loan losses to nonperforming loans	1293.18%	13660.98%	13356.00%	5146.60%	4202.53%	1293.18%	4202.53%

CAPITAL
Average equity to average assets	9.71%	9.47%	9.44%	9.42%	9.68%	9.51%	9.68%
Common equity tier 1 to risk weighted assets (Consolidated)	12.01%	12.13%	11.83%	11.67%	11.31%	12.01%	11.31%
Tier 1 capital to average assets (Consolidated)	12.12%	11.90%	11.91%	11.83%	11.88%	12.12%	11.88%
Total capital to risk-weighted assets (Consolidated)	15.54%	15.79%	15.49%	15.36%	14.99%	15.54%	14.99%
Common equity tier 1 to risk weighted assets (Bank)	14.09%	14.28%	14.01%	13.87%	13.54%	14.09%	13.54%
Tier 1 capital to average assets (Bank)	11.78%	11.56%	11.58%	11.50%	11.56%	11.78%	11.56%
Total capital to risk-weighted assets (Bank)	15.13%	15.36%	15.09%	14.96%	14.62%	15.13%	14.62%
Tangible common equity to assets	9.67%	9.59%	9.60%	9.42%	9.15%	9.67%	9.15%

END OF PERIOD BALANCES
Total portfolio loans	$1,405,658	$1,344,683	$1,327,686	$1,325,545	$1,320,309	$1,405,658	$1,320,309
Earning assets	1,849,630	1,804,672	1,751,167	1,751,315	1,767,752	1,849,630	1,767,752
Total assets	1,975,124	1,919,273	1,872,541	1,863,780	1,890,232	1,975,124	1,890,232
Deposits	1,676,739	1,617,743	1,580,461	1,560,872	1,579,010	1,676,739	1,579,010
Total shareholders' equity	190,853	183,976	179,714	175,376	172,986	190,853	172,986

AVERAGE BALANCES
Total portfolio loans	$1,363,548	$1,325,268	$1,327,408	$1,314,838	$1,285,688	$1,332,878	$1,265,682
Earning assets	1,806,229	1,799,600	1,756,909	1,730,576	1,681,297	1,773,608	1,627,330
Total assets	1,918,543	1,915,655	1,872,559	1,845,911	1,802,386	1,888,441	1,752,303
Deposits	1,618,861	1,614,151	1,575,408	1,537,376	1,497,213	1,586,748	1,449,393
Total shareholders' equity	186,361	181,329	176,749	173,913	174,427	179,627	169,776